EXHIBIT 2.1



ASSET PURCHASE  AGREEMENT  DATED NOVEMBER 10, 2000, BY AND AMONG THE REGISTRANT,
  CHECK CASHIERS OF ARIZONA, INC., CHECK CASHIERS OF CALIFORNIA, INC., CORPUS
   CHRISTI CHECK CASHIERS, INC., U.S. MONEY ORDER COMPANY, INC., VALLEY CHECK
          CASHIERS, INC., MORRIS SILVERMAN, AND JEFFREY D. SILVERMAN.












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             ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of November _____, 2000 (the "Effective Date"; the "Closing Date"), is entered into among Ace Cash Express, Inc., a Texas corporation ("Purchaser"); Check Cashiers of Arizona, Inc., an Arizona corporation, Check Cashiers of California, Inc., a California corporation, Corpus Christi Check Cashiers, Inc., a Texas corporation, U.S. Money Order Company, Inc., a California corporation and Valley Check Cashiers, Inc., a Texas corporation (collectively and individually "Seller"); and Morris Silverman and Jeffrey D. Silverman, as shareholders of Seller (collectively and individually"Shareholder"). Purchaser, Seller and
Shareholder are collectively referred to herein as the "Parties" and individually as a "Party."

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller used in the check-cashing and related business operations conducted by Seller under the name "USA Checks Cashed" at the locations set forth on Schedule 1. in accordance with this Agreement (the check-cashing and related business operations conducted by Seller at such locations being referred to herein as the "Business").

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1.
                               PLAN OF ACQUISITION

         1.1.     Acquisition of Assets.

         (a) Upon the terms and conditions stated in this Agreement, Seller hereby sells, and Purchaser hereby acquires, all of the assets, business, property, goodwill, and rights of Seller of every kind and character, whether real or personal, tangible or intangible, owned or leased, of or relating to the Business, excluding only the Excluded Assets (as defined in Section 1.1.(b) of this Agreement). The items being sold and purchased are collectively referred to herein as the "Assets." Without limiting the foregoing, the Assets include:

         (i) all of the properties and assets described on Exhibit A, including all furniture, fixtures, signage and leasehold improvements used in the Business;

         (ii) all rights in any data processing systems and equipment used in the Business, computer hardware and software, databases and related documentation;

         (iii)    all of Seller's data of any kind relating to the Business;

         (iv)     all of Seller's lists of customers of the Business;


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         (v)      all  rights of Seller in and to the use of all  telephone  and facsimile numbers used in or for the Business and related goodwill, including the benefit of the existing telephone listings and advertising;

         (vi)     allother intangible properties and assets of the Business;

         (vii) all rights of Seller under the Real Property Leases (as defined hereinafter) relating to the locations at which the Business is conducted (the "Locations"), including the security deposits thereunder for which Purchaser will pay Seller;

         (viii) all prorated prepaid expenses and security and other deposits of or for the Business for which Purchaser will pay Seller, excluding (i) performance deposits, (ii) deposits which can be refunded directly to Seller (excluding security deposits for Real Property Leases (as defined hereinafter), and (iii) deposits for contracts not assigned to or assumed by Purchaser;

         (ix) all books and records of all kinds and forms regarding the foregoing at the Locations; and

         (x) all accrued, asserted or un-asserted claims of Seller against third parties related to the continuing operation of the Business and/or the condition of the Assets.

          (b) Without regard to whether they were set forth in Section 1.1.(a) of this Agreement, the Assets sold and acquired hereunder shall not include any of the following (collectively, the "Excluded Assets"):

         (i) Seller's cash on hand and bank accounts and corresponding checks and cash equivalents;

         (ii) Seller's accounts and loans receivable including but not limited to the proceeds of all checks cashed and deposited by Seller before the Effective Transfer Date (as defined hereinafter) as part of the Business;

                  (iii)    Seller's inventory of money orders;
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                  (4)      Seller's  minute books and other  corporate  records,
                           excludingmatter s reasonably required by Purchaser for the continuing operation of the Business;

                  (5) Seller's contracts, agreements, and leases (other than the Real Property Leases as defined hereinafter), including contracts for armored transport services, for alarm systems at the
                           Locations, for vending and other equipment and for money order or money transfer services (collectively, the "Non-Assumed Contracts"); however, in addition to such other amounts due Seller from Purchaser, Purchaser shall reimburse Seller for a prorata share of the expenses Seller incurs for alarm systems for the Locations, to the extent such systems are used by Purchaser.

                  (6)      Seller's customer signature card system;

                  (7) Any Western Union or L.A. FAIR System equipment not owned by Seller and pay day loan related computers;

                  (8)      Seller's cash registers;

                  (9) Any matters not currently at the Locations or used exclusively for the Business;

                  (10) Seller's trademarks, tradenames, logos and other intellectual property;

                  (11) Any personal property of Seller that is subject to a lease described on Exhibit A;

                  (xii) Intellectual and intangible property not specifically described in this Agreement;

                  (xiii) Any property, including but not limited to all data processing systems and equipment used in the Business, computer hardware and software, databases and related documentation, not owned by Seller and described on Schedule 1.1.(b)(xiii);

                  (xiv) Performance deposits, (ii) deposits which can be refunded directly to Seller (excluding security deposits for Real Property Leases (as defined hereinafter), and (iii) deposits for contracts not assigned to or assumed by Purchaser;

                  (xv) all accrued, asserted or un-asserted claims of Seller against third parties (i) unrelated to the continuing operation of the Business and/or the condition of the Assets, and/or (ii) who are not customers of Seller, for and/or arising out of the breach of representations, warranties and/or covenants;

                  (xvi) Vending and other similar equipment not owned by Seller, but which will be left at the Locations with the consent of its owner(s) pursuant to agreement(s);

                  (xvii) Agreement(s) with Southwestern Bell; however, Seller will execute an Assignment and Assumption Agreement with respect to such agreement(s) (substantially in the form of Exhibit H described hereinafter), if requested by Purchaser and approved by Southwestern Bell; and

                  (xviii)  Operating manuals.

         (c) As full consideration for the Assets and for the noncompetition and nonsolicitation agreements of Seller and Shareholder set forth in this Agreement (the "Noncompetition Agreements"), Purchaser shall pay Seller the following amounts (collectively, the "Purchase Price"):

                  (i) $28,864,000.00 in cash by wire transfer of good funds in Escrow (as defined hereinafter) to the Escrow Agent (as defined hereinafter) on the Effective Date (the "Closing Amount"); and

                  (ii) $856,000 (the "Earn-Out") in cash by wire transfer of good funds in Escrow (as defined hereinafter) to the Escrow Agent (as defined hereinafter) on the Effective Date, to be paid in thirty-six (36) monthly installments of $23,777.78 each, commencing on the first (1st) business day of the first (1st) month following the first Closing (as described in Section
                           1.8. of this Agreement) and paid on the first (1st) business day of each month thereafter (at such place as may be designated by Seller), until paid in full (each of the aforementioned payments are hereinafter referred to as an "Earn-Out Payment", or collectively as the "Earn-Out Payments"). The Earn-Out Payments will be made by the Escrow Agent (as defined hereinafter) pursuant to the terms of the Escrow Agreement (as defined hereinafter).

         On the Effective Date, and prior to the commencement of the Phased Closing Schedule (as defined hereinafter) Purchaser shall deposit the Purchase Price in escrow with Chicago Title Insurance Company (the "Escrow Agent") pursuant to the escrow agreement in the form of Exhibit B (the "Escrow Agreement").

         (d) Not  withstanding  the above,  the  obligation  of Purchaser to pay
Seller the  Earn-Out  Payments  (which are being  disbursed  to Seller  from the

Escrow) shall terminate, on a pro-rata basis with respect to the full months remaining in the thirty-six (36) month period during which the Earn-Out Payments are to be made, if an existing food stamp distribution program with the Counties of Stanislaus or Tulare, California (the "Programs," or a "Program") being conducted at the Locations (the "Program Location(s") is terminated, without the fault of, or caused or permitted by Purchaser, without a similar program or services in replacement thereof, the result of which would be to deprive Purchaser of the opportunity to generate an equivalent amount of revenue from the distribution of food stamp benefits from all of the Program Locations. By way of example, if a Program is terminated effective with twelve (12) full months remaining in the thirty-six (36) month period during which the Earn-Out Payments are to be made, subject to a Replacement program (as defined hereinafter), Seller shall be entitled to receive Earn-Out Payments in an amount equal to the Earn-Out times a fraction, the numerator of which shall be twenty-four (24) and the denominator shall be thirty-six (36), or $285,333.33.

         However, in the event the Program, or a program or services are made available to Purchaser ("Replacement Program"), without any material additional cost, labor, effort or hardship on Purchaser, the result of which would be to allow Purchaser the opportunity to generate revenue from the distribution of food stamp benefits at the Program Locations, Purchaser's obligation to make the Earn-Out Payments shall resume or continue on a pro rata basis, as the case may be, as long as the Replacement Program is in place. The Earn-Out Payments are calculated based on annual Program revenue of $267,500.00 for each of the Programs ("Program Revenue"). By way of example, if a Program resumes with twelve (12) full months remaining in the thirty-six (36) month period during which the Earn-Out Payments are to be made, Seller shall be entitled to receive Earn-Out Payments for that twelve (12) month period in an amount equal to the Earn-Out times a fraction, the numerator of which shall be twelve (12) and the denominator shall be thirty-six (36), times a fraction, the numerator of which shall be the revenue earned from the Replacement Program and the denominator of which shall be $267,500.00, times 1.6. In no event will the Earn-Out exceed $856,000.00.

         Purchaser acknowledges and/or agrees that (i) it will with its commercially reasonable best efforts to pursue entering into a Replacement Program if a Program is terminated; and (ii) upon entry by Purchaser into a Replacement Program, or Purchaser's failure to use its commercially reasonable best efforts to pursue entering into a Replacement Program, Purchaser will be deemed obligated to make the Earn-Out Payments provided for in, and subject to the terms of Section 1.1.(c) of this Agreement.

         (e) The parties hereto agree that the Purchase Price constitutes the fair market value of the Assets and agree to allocate the Purchase Price in accordance with the allocation set forth on Schedule 1.1. (e) (subject to adjustment) and the rules under Section 1060 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and the regulations promulgated thereunder. The parties agree to file their federal income tax returns and other tax returns (including any forms of reports required to be filed pursuant to Section 1060 of the Code, the regulations promulgated thereunder or any provisions of state and local law ("1060 Forms")) reflecting such allocation
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(subject to adjustment) and to take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code). The parties agree further to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law. The parties further agree that the Internal Revenue Service form 8594 appended hereto as Exhibit C is an accurate statement of the allocation (subject to adjustment) of the purchase price under section 1060 of the Internal Revenue
Code. Each party warrants that a conformed copy of this form (subject to adjustment) will be attached to their respective Federal Income Tax Returns for the year in which the transaction is consummated.

         (f) Purchaser will pay Seller the full face value of all (i) cash and cash equivalents, and (ii) post-dated, payday loans, and deferred deposits outstanding, but excluding those from payday loans from Locations in Oklahoma, as evidenced by the physical checks in the Locations and listed on the Closing Statement(s) (as described hereinafter), as of the Effective Transfer Date (as defined hereinafter). Purchaser agrees to submit such checks for collection, in accordance with the return check procedures set forth on Exhibit D. Seller agrees to reimburse Purchaser the full face value of any items returned unpaid, so long as (i) Purchaser complies with the operational guidelines set forth on Exhibit D, (ii) the items are returned to Seller by Purchaser within ten (10) days of their return to Purchaser by Purchaser's bank, (iii) the items are deposited by Seller on the date they are dated, and (iv) the items are returned to Seller by Purchaser with a reassignment by Purchaser of its interests in those items.

         (g) The Locations set forth on Schedule 1.1.(g) are subject to a Master Lease Agreement by and between Valley Check Cashiers, Inc. and Megafoods Stores, Inc., a Nevada corporation, and a License Agreement by and between Check
Cashiers,  Inc.  and Save Mart  Supermarkets,  Inc.,  a  California  corporation
(individually a "Concession Location" and collectively the "Concession Locations"), which is described in Schedule 2.12. (individually a "Concession Agreement" and collectively the Concession Agreements); the interest of Megafoods Stores, Inc. in the Concession Agreement executed by it was assigned to H.A. Assets, Inc., a Texas corporation pursuant to an Agreement Regarding Master Lease Agreement dated January 20, 1998. The parties acknowledge that the operation of a Concession Location is subject to termination due to the permanent cessation of retail business at any such Location.

         If at any time within the Three Year Concession Period (as defined hereinafter) (i) there is a permanent cessation of all retail business at a Concession Location, and such cessation is not, in whole or in part (x) with the agreement or concurrence of Purchaser, (y) a result of the failure of Purchaser to comply with any of the obligations under this Agreement, the Concession Agreements or an agreement or undertaking of Purchaser related thereto, arising after the Closing, and/or (z) a result of damage to or destruction of such Concession Location or its condemnation, any of which permanently prevents
Purchaser from operating at such Concession Location in substantially the same manner as prior to such damage, destruction or condemnation (a "Concession
Location Termination"), (ii) a Replacement Concession Location (as defined hereinafter) is not made available to Purchaser in the manner described hereinafter, and (iii) Purchaser complies with its obligations set forth hereinafter, then Seller shall pay the Termination Amount (as defined hereinafter) to Purchaser, subject to the terms and limitations set forth hereinafter.

         Upon Purchaser having any notice or information, constructive or otherwise, that there will or may be any matter which could cause a Concession Location Termination, Purchaser shall give prompt notice of same to Seller, in the manner provided for in this Agreement, which notice shall include in detail all relevant information with respect to such matter, and copies of any documents in Purchaser's possession or control with respect thereto.

         Purchaser shall be obligated to use all commercially reasonable efforts, including but not limited to seeking the vigorous enforcement of all contract rights, to prevent a Concession Location Termination. Purchaser shall further be obligated to use all commercially reasonable efforts, including but not limited to seeking the vigorous enforcement of all contract rights, to secure a replacement location within the same general marketing area of any Concession Location (a "Replacement Concession Location") at which there is a Concession Location Termination.

         Seller shall be permitted, but not obligated, to attempt to prevent matters from occurring which could cause a Concession Location Termination, and Purchaser shall be obligated to use all commercially reasonable efforts to cooperate with Seller if it elects to do so, including but not limited to seeking the vigorous enforcement of all contract rights. Seller shall be permitted, but not obligated, to attempt to secure a Replacement Concession Location, and Purchaser shall be obligated to use all commercially reasonable efforts to cooperate with Seller if it elects to seek a Replacement Concession Location, including but not limited to seeking the vigorous enforcement of all contract rights; this shall be construed to mean accepting a Replacement Concession Location secured by Seller, if commercially reasonable.

         The offer to Purchaser by either Megafoods Stores, Inc. or Save Mart Supermarkets, Inc. to commence operation at a location (without regard as to whether or not such location is in a general marketing area of any Concession Location) which it either owns, leases, operates, franchises, or to which it is otherwise related or affiliated in any manner, shall be deemed to be a Replacement Concession Location being made available to Purchaser, and no Termination Amount shall be required to be paid by Seller to Purchaser, so long as such offer is made either prior to or not later than forty-five (45) days after the termination of business by Purchaser at a Concession Location due to the permanent cessation of retail business at such Concession Location, and the proposed Replacement Concession Location is acceptable to Purchaser pursuant to a commercially reasonable standard. Offers to Purchaser as described in this paragraph, shall be deemed to be cumulative and reserved; by way of examples, if each of Megafoods Stores, Inc. and Save Mart Supermarkets, Inc. makes two (2) such offers to Purchaser (four in the aggregate), and the operation of three (3) Concession Locations is terminated thereafter, Seller shall not be obligated to pay the Termination Amount (as defined hereinafter) to Purchaser; if each of

Megafoods Stores, Inc. and Save Mart Supermarkets, Inc. makes two (2) such offers to Purchaser (four in the aggregate), and the operation of five (5) Concession Locations is terminated thereafter, Seller shall be obligated to pay the Termination Amount (as defined hereinafter) to Purchaser with respect to one
(1) Concession Location, subject to the terms and limitations set forth herein. So long as the proposed Replacement Concession Location is acceptable to Purchaser pursuant to a commercially reasonable standard, acceptance of such an offer by Purchaser, or the terms of such an offer being precisely those which may be acceptable to Purchaser, or the reduction of such an offer to an agreement, shall not be required in order for it to be effective to mitigate Seller's obligation to make the Termination Amount (as defined hereinafter).

         The "Three Year Concession Period" is the period of thirty-six (36) consecutive full calendar months after the Effective Transfer Date (as defined hereinafter) of any such Concession Location.

         The "Termination Amount" shall be calculated as follows:

         The product of multiplying 1.60 times the twelve (12) month revenue ending June 30, 2000 ("Old Revenue") for the Concession Location at issue, multiplied by a fraction, the numerator of which is the number of full calendar months remaining in the Three Year Concession Period after Purchaser must cease conducting business at the Concession Location and the denominator of which is thirty-six (36). (Example: if a Concession Location closes with twelve (12) full months remaining:
         1.60 x Old Revenue ($100,000) x 12/36 = $53,333). Seller shall pay the Termination Amount without regard to the limitations set forth in
         Section 5.8 of this Agreement.

         In such event that a Termination Amount is required to be paid to Purchaser, it shall be due and payable 180 days after the Concession Location Termination, for which the Termination Amount is required to be paid.

         The restrictions and covenants by which Seller is bound as set forth in
Article 4. of this Agreement shall terminate and be without effect with respect to the Concession Location for which a Termination Amount is paid, immediately upon the payment to Purchaser of such Termination Amount.

         (h) Interest earned on Purchase Price deposited in Escrow shall be disbursed by the Escrow Agent, as follows:

                  (i) Except as set forth in Sections 1.1.(h)(ii) and 1.1.(h)(iii) of this Agreement, as to funds disbursed during the Phased Closing Schedule, Purchaser shall receive interest earned from the time of their deposit until the Effective Transfer Date (as defined hereinafter) during the Phased Closing Schedule;

                  (ii)     Seller  shall  receive all  interest  earned from the
                           portion  of  the  Purchase  Price   representing  the
                           Earn-Out from the tim of its deposit;

                  (iii) After the period described in Section 1.1.(h)(i) of this Agreement, and with respect to any funds not disbursed during the Phased Closing Schedule, each party shall receive the interest earned on proceeds ultimately disbursed to it, without regard as to when it was earned; and

                  (iv) The Parties shall make the calculation as to the disbursements of interest, in accordance with the term of this Section 1.1.(h), and in accordance with Escrow Agreement instruct the Escrow Agent accordingly.


         1.2.     Liabilities Not Assumed.

         Except as specifically stated herein, Purchaser does not assume, and shall not be responsible for, the payment, performance, or discharge of any liabilities or obligations of Seller or Shareholders, whether now existing or hereafter arising. Without limiting the preceding sentence, Seller and Shareholders, and not Purchaser, shall be responsible for (i) any and all liabilities, responsibilities, expenses and obligations relating to the Business and/or the Assets (or any part thereof) incurred, accruing or arising before the Effective Date, even if not asserted until on or after the Effective Date, and
(ii) any and all liabilities, responsibilities and obligations relating to the Excluded Assets, including the Non-Assumed Contracts and all liabilities and obligations thereunder.

         1.3.     Purchaser's Liabilities.

         Purchaser shall pay, perform and discharge, and Seller and Shareholder shall not be responsible for, the following liabilities relating to the Business on and after the Effective Date at the Locations:

         (a) All United States federal and state income tax liabilities based on the income of Purchaser as the result of Purchaser's operations on and after the Effective Date.

         (b) All trade payables first arising or accruing on and after the Effective Transfer Date (as defined hereinafter).

         (c) All obligations for salary and benefits due to employees of Purchaser first arising or accruing on and after the Effective Transfer Date (as defined hereinafter).

         (d) All liabilities and obligations under the Real Property Leases (as defined hereinafter), first arising or accruing on and after the Effective Transfer Date (as defined hereinafter).

         (e) All costs and expenses incurred in the operation of the Business first arising on and after the Effective Transfer Date (as defined hereinafter), except to the extent that they are Seller's or Shareholder's responsibility, obligation, or liability under the terms of this Agreement or any of the Exhibits or Schedules hereto as executed.

         (f) All liabilities and obligations under the agreements or obligations described on Schedule 1.3.(f) (the "Assumed Contracts"), first arising or accruing on and after the Effective Transfer Date (as defined hereinafter).

         (g) All liabilities and obligations with respect to the Programs first arising or accruing on and after the Effective Date.

         (h) All liabilities and obligations of new or assigned L.A. Fair contracts between Los Angeles County Department of Social Services and Purchaser first arising on and after the Effective Date.

         (i) All liabilities and obligations regarding the Western Union Agency Agreement (as defined hereinafter) as described in Section 4.4. of this Agreement.

         1.4.     Closing.

         The transfer of ownership of the Assets from Seller to Purchaser, as described in this Agreement is occurring as of the date of the delivery of the Location at which the Assets are located, or to which they relate, pursuant to the Phased Closing Schedule (as defined hereinafter). Closings to document and evidence the transactions described in this Agreement (the "Closings," or the "Closing" as to each Location) are commencing contemporaneously with the execution of this Agreement. Delivery of the documents at the Closings is being made by telecopy, overnight courier, in person at one or more Locations and/or the offices of the parties, as may be agreed upon by the Parties. The original or definitive copies of documents delivered by telecopy shall be sent by the delivering Party to the other Party or Parties by courier within three Business Days after the date of the Closing. The Effective Date is also the date on which
(i) this Agreement and the other documents necessary to consummate the transactions contemplated hereby are being executed and delivered by the Parties (or when deliveries commence), (ii) the date on which the Phased Closing Schedule (as defined hereinafter) commences, and (iii) the date of the delivery of each of the Locations, pursuant to the Phased Closing Schedule (as defined hereinafter). Whenever any reference in this Agreement is made the Effective Transfer Date, such reference shall be with effect to a particular Location(s), and the Effective Transfer Date shall be the date of the delivery of such Location(s) pursuant to the Phased Closing Schedule (as defined hereinafter), unless expressly set forth herein to the contrary.

         1.5.     Execution and Delivery of Closing Documents.

                  1.5.1.   Seller's Deliveries.

                  At the time of the commencement of the Closings, Seller shall deliver to Purchaser:

                  (a) A Bill of Sale in the form of Exhibit E, dated and effective as of the Effective Date.

                  (b)      Any  consents,   approvals  or  releases  from  third
                           parties required to be delivered by Seller.

                  (c) A certificate as to (i) the incumbency of the officer(s) of Seller executing this Agreement and other documents in connection with this Agreement on behalf of Seller, (ii) the resolutions adopted by the Board of Directors of Seller and shareholders of Seller authorizing and approving the transactions contemplated by this Agreement..

                  (d) Certificates of good standing for Seller from the secretaries of state of the several states of incorporation for Seller, and from the Texas Comptroller of Public Accounts, as be may applicable, and such other certificates and documents as Purchaser may reasonably request to consummate the transactions contemplated by this Agreement.

                  (e) A License of Service Marks, Trademarks and Tradenames in the form of Exhibit F .

                  (f) An Assignment and Assumption Agreement, dated and effective as of the Effective Date, relating to all of the Real Property Leases (as defined hereinafter) substantially in the form of Exhibit G.

                  (g) Approval from Los Angeles County for Purchaser to distribute Food Stamps and AFDC Checks.

                  (h) An Assignment and Assumption Agreement, dated and effective as of the Effective Date, relating to all of the Assumed Contracts substantially in the form of Exhibit H.

                  (i) Approval from Counties of Stanislaus and Tulare for Purchaser to distribute food stamps, in substitution for Seller, pursuant to the Programs.

                  (j) A Right of First Refusal Agreement, effective as of the completion of the Phased Closing Schedule (as defined hereinafter) substantially in the form of
                           Exhibit I.

                  1.5.2.   Purchaser's Deliveries.

                  At the time of the commencement of the Closings, Seller shall deliver to Purchaser or to Escrow Agent, as the case may be:

                  (a) The Purchase Price, by wire transfer of good funds (on the Effective Date)

                  (b) The amount(s) due Seller pursuant to the matters described in Section 1.7. of this Agreement, by wire transfer of funds.

                  (c)      Any  consents,   approvals  or  releases  from  third
                           parties required to be delivered by Seller.

                  (d) A certificate as to (i) the incumbency of the officer(s) of Purchaser executing this Agreement and other documents in connection with this Agreement on behalf of Purchaser, (ii) the resolutions adopted by the Board of Directors of Purchaser authorizing and approving the transactions contemplated by this Agreement..

                  (e) A certificate of good standing for Purchaser from the secretary of state of the state of incorporation for Purchaser, and from the Texas Comptroller of Public Accounts, and such other certificates and documents as Seller may reasonably request to consummate the transactions contemplated by this Agreement (these matters are to ordered and obtained by Seller).

                  (f) A License of Service Marks, Trademarks and Tradenames in the form of Exhibit F .

                  (g) An Assignment and Assumption Agreement, dated and effective as of the Effective Date, relating to all of the Real Property Leases (as defined hereinafter) substantially in the form of Exhibit G.

                  (h) Approval from Los Angeles County for Purchaser to distribute Food Stamps and AFDC Checks.

                  (i) An Assignment and Assumption Agreement, dated and effective as of the Effective Date, relating to all of the Assumed Contracts substantially in the form of Exhibit H.

                  (j) Approval from Counties of Stanislaus and Tulare for Purchaser to distribute food stamps, in substitution for Seller, pursuant to the Programs.

                  (k) A Right of First Refusal Agreement, effective as of the completion of the Phased Closing Schedule (as defined hereinafter) substantially in the form of
                           Exhibit I.

                  1.5.3.   Joint Deliveries.

                  At the time of the commencement of each Closing, Seller shall deliver to Purchaser and Purchaser shall deliver to Seller:

                  (a) A Closing Statement with respect to the prorations described in Section 1.7. of this Agreement, setting forth the calculation of such prorated amount in the form of Exhibit J (the or a "Closing Statement") .

                  At the time of the completion of each Closing, Seller shall deliver to Purchaser and Purchaser shall deliver to Seller:

                  (a) A Closing Certificate in the from of Exhibit K (the or a "Closing Certificate").

         All actions taken at a Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed, with respect to such Closing.

         1.6.     Further Assurances.

         After the Closings, the Parties shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any Party to consummate the transactions contemplated by this Agreement and to vest more fully in Purchaser the ownership of the Business and Assets transferred and conveyed pursuant to this Agreement, or intended so to be.

         1.7.     Basic Prorations; Utilities; Taxes; Other Payments Due Seller.

         The expenses for the LA Fair contracts, personal property and real estate taxes, rent, utility, armored car food stamp storage, advertising (which advertising matters include but are not limited to classified, yellow page and other forms of advertising as set forth on Schedule 1.7.), security and other deposits subject to proration or payment (security deposits with respect to Real Property Leases (as defined hereinafter) are set forth in an attachment to
Schedule 1.7.), the base rental for the current month under the Real Property Leases (as defined hereinafter), water, gas, electricity and other utilities and common area maintenance and other reimbursements to the landlords under the Real Property Leases, except (in any case) for any tax or expense relating to an obligation not assumed by Purchaser pursuant to the provisions of Section 1.2.

of this Agreement, other matters set forth on Schedule 1.7., and the items described in Section 1.1. (a) (vii and viii) of this Agreement shall be prorated between Purchaser and Seller, as of the Effective Transfer Date. Personal property and real estate taxes for 2000 shall be prorated on the basis of actual amounts billed for such year or, if not so billed, on the basis of 100% of actual taxes assessed or levied in 1999, adjusted to reflect changes in assessments or rates of taxes known to be in effect for 2000. The items prorated in accordance with this Section 1.7. of this Agreement shall be prorated, based on a daily average, in accordance with the number of days in the month, the year, or other applicable time period within which the Effective Transfer Date occurs. The proration payments shall be made at Closing, or promptly thereafter if not ascertainable. Without limiting any other credits to which it is entitled, Seller shall receive credits for the matters described in Section 1.1
(a) (vii and viii) of this Agreement. Purchaser shall also purchase from Seller at each Closing, the matters described in 1.1.(f), and pay to Seller the amount of $5,000.00 upon the completion of the first Closing (pursuant to a discount of items, negotiated by the Parties). Except for matters for which the expenses are not ascertainable at Closing (and for which payment shall be made as soon as such expenses are ascertained), the amounts due pursuant to this Section 1.7. shall be paid immediately upon the completion of each Closing, by wire transfer of good funds pursuant to the direction of the Party to whom payment is due.

       1.8. Phased Closing Schedule. The Parties agree to complete the Closings pursuant to the closing schedule appended hereto as Schedule 1.8. (the "Phased Closing Schedule") with Seller delivering the Locations to Purchaser in accordance therewith. Seller shall deliver possession of the Location(s) to be delivered to Buyer pursuant to the Phased Closing Schedule at the beginning of business on the day(s) identified in the Phased Closing Schedule. Upon completion of delivery of a Location(s), Seller and Purchaser shall confirm the delivery of a Location(s) by execution of a Closing Certificate, at which time the prorata portion of the Purchase Price as set forth on the Phased Closing Schedule (the "Allocated Location Value") shall be immediately disbursed to Seller from Escrow Agent.

         Purchaser's acquisition of the Business and Assets with respect to each Location will be effective as of the beginning of business on the Closing Date for that Location, which is the Effective Transfer Date for the Location(s) transferred. Seller is entitled to all revenues of that Location for the period through the day before the Closing Date, and Purchaser is entitled to all revenues of the Location(s) transferred as of the Closing Date. Seller will be responsible for all costs and expenses of operations at a Location through the day before the Closing Date, and Purchaser will be responsible for all costs and expenses of operations at a Location as of the Closing Date.

         The parties acknowledge the possibility that, due to damage or destruction to a Location, or the inability of Seller to obtain a landlord's consent to an Assignment and Assumption Agreement of a Real Property Lease (as defined hereinafter), a Location contemplated by this Agreement to be delivered to Purchaser will not be delivered. Subject to the terms and limitations set forth hereinafter, Seller may elect to have Purchaser operate a Location for which it was unable to obtain a landlord's consent to an Assignment and

Assumption Agreement of a Real Property Lease (as defined hereinafter), pursuant to the terms of a Management Agreement in the form of Exhibit L (the ("Management Agreement"), which number of such Location may not exceed ten (10) without the consent of both Parties (individually a "Managed Location" and collectively the "Managed Locations"). The inability of Seller to obtain such a consent, shall not be a default by Seller. To the extent there is not a Closing for a Location, the parties shall proceed with the Closing as to all other Locations, and postpone the Closing with respect to those Locations for which Closings can not be completed, if any, until such time as Seller (i) Seller can deliver the Location(s) to Purchaser, (ii) Seller serves notice on Purchaser that it elects to terminate this Agreement with respect to such Location(s), or
(iii) Seller serves notice on Purchaser that it elects to have Purchaser manage the Location(s) pursuant to the terms of the Management Agreement, which shall commence with respect to a Location, immediately upon the parties being able to complete the transition of management for such Location to Purchaser. The commencement of management of a Location by Purchaser pursuant to the terms of the Management Agreement, shall be deemed to be a Closing (and Effective Transfer Date and "Management Commencement Date") as to that Location, and the parties shall complete all matters with respect to such Location the same as if a landlord's consent to an Assignment and Assumption Agreement of a Real Property Lease (as defined hereinafter) for such Location had been delivered to Purchaser, except for payment of the prorata portion of the Purchase Price, which shall be disbursed to Seller from Escrow Agent as described in Section
1.12. of this Agreement.

         To the extent a Location or Locations are not delivered and Seller does not elect to have Purchaser manage such Location(s) pursuant to the terms of the Management Agreement, the Purchase Price, allocations and other such matters shall be adjusted as follows:

                  (a) The Purchase Price shall be reduced by the Allocated Location Value attributable to the Location not delivered, or reduced on a prorata basis with respect to (i) Locations for which there is either a Concession Location Termination or Managed Location Termination (as defined hereinafter), or (ii) a reduction in the Earn-Out.

                  (b) The allocations and other such matters (such as set forth in Section 1.1.(e) of this Agreement) other than Purchase Price that may require an adjustment due to a reduction in Purchase Price shall be adjusted by being multiplied by fraction, the numerator of which shall be the Allocated Location Value(s) attributable to the Location(s) not delivered (or the reduction in the Allocated Location Value(s), if appropriate) and the denominator of which shall be the Purchase Price.

         To the extent Seller has not (i) obtained a consent to an Assignment and Assumption Agreement of a Real Property Lease (as defined hereinafter) for a Location, (ii) served notice on Purchaser that it elects to terminate this

Agreement with respect to such Location, or (iii) served notice on Purchaser that it elects to have Purchaser manage the Location pursuant to the terms of the Management Agreement, and more than six (6) months has elapsed since the Effective Date, Purchaser shall have the right to terminate this Agreement with respect to such Location, upon the service of notice on Seller of such election.

         1.9.  Termination of Phased Closing Schedule.

         This Agreement may be terminated with respect to any Location for which the related Closing has not occurred:

                  (a) By Purchaser, if the conditions set forth in Section 1.13. of this Agreement shall not have been complied with or performed in any material respect (a "Failed Condition"), and such Failed Condition shall not have been waived by Purchaser, or, after service of notice of such Failed Condition by Purchaser on Seller (which notice must be sent immediately upon Purchaser becoming aware of such Failed Condition or matters which could cause a Failed Condition, or Purchaser shall be deemed to have waived same), such Failed Condition has not been cured or eliminated by Seller on or before December 31, 2000; however, as to Failed Conditions which by their nature can not be cured by December 31, 2000, and Seller shall have commenced the cure or process to eliminate same, and diligently prosecutes such cure or process, Purchaser shall not have the right of termination as described herein, but the Closing with respect to the Location in question shall be held in abeyance, until the cure or process is completed, or it becomes apparent that the cure or process can not be completed;

                  (b) By Purchaser or Seller, if there has been a material breach by the other Party of any of its covenants, warranties or representations in this Agreement (a "Breach"), and such Breach shall not have been waived by the non-breaching Party, or, after service of notice of such Breach by the non-breaching Party on the breaching Party (which notice must be sent immediately upon the non-breaching Party becoming aware of such Breach or matters which could cause a Breach, or the non-breaching Party shall be deemed to have waived same), such Breach has not been cured or eliminated by the breaching Party on or before December 31, 2000; however, as to Breaches which by their nature can not be cured by December 31, 2000, and the Breaching Party shall have commenced the cure or process to eliminate same, and diligently prosecutes such cure or process, the non-breaching Party shall not have the right of termination as described herein, but the Closing with respect to the Location in question shall be held in abeyance, until the cure or process is completed, or it becomes apparent that the cure or process can not be completed;

                  (c) By any Party, if any decree, permanent injunction, judgment, order, or other action by any court of competent jurisdiction or any other governmental body preventing or prohibiting consummation of the transactions contemplated by this Agreement shall have become final and nonappealable; or

                  (d) By the written agreement of all of the Parties.

         The termination of this Agreement with respect to a Location shall not effect it with respect to all other Locations, for which it shall remain in effect.

         Upon the termination of this Agreement pursuant to this Section 1.9., this Agreement shall thereafter become void and have no effect as to Locations for which the termination was effected, only, and no Party hereto shall have any liability to any other Party in respect thereof, except that (i) nothing herein shall relieve any Party from liability for any breach hereof, and each Party shall be entitled to any remedies in this Agreement, at law or in equity, or otherwise for such breach, and (ii) this Section 1.9. any other provisions of this Agreement, which by their nature are to be completed after the completion of the Phased Closing Schedule, shall remain in full force and effect and survive any termination of this Agreement.

         Notwithstanding any other provision in this Agreement to the contrary, whether with respect to the definition of material, materiality, or otherwise, a Failed Condition or Breach shall be deemed to be material only if it is so significant that, as to the Purchaser with respect to a Failed Condition, or either Party with respect to a Breach, a Party proceeding with the Closings would be commercially unfeasible and unreasonable.

         1.10. Claims of Parties. In the event a Party does not pay the other Party an amount it is required to pay by this Agreement, and subject to the provisions of Section 6.13. of this Agreement, the Party to whom a payment is due shall have the right to submit a claim to the Escrow Agent pursuant to the terms of the Escrow Agreement.

         1.11. Managed Location Termination . If at any time within the Three Year Management Period (as defined hereinafter) (i) there is a termination of Seller's and Purchaser's rights to operate the Business from a Managed Location, as a result of the failure of Seller to obtain from a landlord its consent to an Assignment and Assumption Agreement of a Real Property Lease (as defined hereinafter) for such Managed Location, and such termination is not in whole or in part (z) with the agreement or concurrence of Purchaser, (x) a result of the failure of Purchaser to comply with any of the obligations under this Agreement, the Management Agreement or an agreement or undertaking of Purchaser related thereto, arising after the Closing, (y) a result of damage to or destruction of such Management Location or its condemnation, and/or (z) a result of a bankruptcy or other insolvency proceeding, (ii) a Replacement Management Location (as defined hereinafter) is not made available to Purchaser in the manner described hereinafter, not later than forty-five (45) days after such a termination, and (iii) Purchaser complies with its obligations set forth hereinafter, then Purchaser shall be entitled to receive a Managed Location Termination Refund (as defined hereinafter), subject to the terms and limitations set forth hereinafter; the aforesaid event shall be deemed to be a "Managed Location Termination."

         Upon Purchaser having any notice or information, constructive or otherwise, that there will or may be any matter which could cause a Managed Location Termination, Purchaser shall give prompt notice of same to Seller, in the manner provided for in this Agreement, which notice shall include in detail all relevant information with respect to such matter, and copies of any documents in Purchaser's possession or control with respect thereto.

         Purchaser shall be obligated to use all commercially reasonable efforts, to prevent a Managed Location Termination. Purchaser shall further be obligated to use all commercially reasonable efforts, to secure a replacement location within the same general marketing area of any Managed Location (a "Replacement Managed Location") at which there is a Managed Location Termination.

         Seller shall be permitted, but not obligated, to attempt to prevent matters from occurring which could cause a Managed Location Termination, and Purchaser shall be obligated to use all commercially reasonable efforts to cooperate with Seller if it elects to do so. Seller shall be permitted, but not obligated, to attempt to secure a Replacement Managed Location, and Purchaser shall be obligated to use all commercially reasonable efforts to cooperate with Seller if it elects to seek a Replacement Managed Location; this shall be construed to mean accepting a Replacement Managed Location secured by Seller, if commercially reasonable.

         So long as the proposed Replacement Managed Location is acceptable to Purchaser pursuant to a commercially reasonable standard, acceptance of such an offer by Purchaser, or the terms of such an offer being precisely those which may be acceptable to Purchaser, or the reduction of such an offer to an agreement, shall not be required and Purchaser shall not be entitled to receive a Managed Location Termination Refund (as defined hereinafter).

         Seller agrees to pay relocation expenses incurred by Purchaser in moving to a Replacement Managed Location and completing its leasehold improvements (which shall be sufficient to operate the Business from the Replacement Location in effectively the same manner as the Managed Location from which the relocation was made) , which expenses shall include only those expenses ordinary and necessary to a relocation, making use of available supplies, furniture, fixtures and equipment, and allowances from landlord(s) as are available in the market area in which the Replacement Managed Location exists. Purchaser shall be obligated to use all commercially reasonable efforts, to complete the relocation as cost-effectively as possible. Seller shall be permitted, but not obligated, to assist Purchaser with such relocation, to complete it as cost-effectively as possible.

         The "Three Year  Management  Period" is the period of  thirty-six  (36)
consecutive calendar months after the Effective Transfer Date of any such Concession Location; by way of example, November 15, 2000 to November 14, 2003.

         In such event that a Managed Location Termination Refund is required to be paid to Purchaser by the Escrow Agent, it shall be due and payable 60 days after the Managed Location Termination, for which the Managed Location Termination Refund is required to be paid.

         The restrictions and covenants by which Seller is bound as set forth in
Article 4. of this Agreement shall terminate and be without effect with respect to the Concession Location for which a Managed Location Termination Refund is paid, immediately upon the payment to Purchaser of such Managed Location Termination Refund.

         1.12. Payment of the Purchase Price for Managed Locations. Payments of the prorata portion of the Purchase Price for each Managed Location will be made by the Escrow Agent pursuant to the terms of the Escrow Agreement, in thirty-six
(36) monthly  payments  commencing on the first (1st) business day of the second
(2nd) month following the Closing and paid on the first (1st) business day of each month thereafter (at such place as may be designated by Seller), until paid in full (each of the aforementioned payments are hereinafter referred to as an "Managed Location Payment", or collectively as the "Managed Location Payments"), unless there is a Managed Location Termination. The Managed Location Payments representing the prorata portion of the Purchase Price with respect to each Managed Location shall be (in the aggregate) equal to the Allocated Location Value for such Managed Location.

         By way of example, the Management Commencement Date of a Location is December 1, 2000, which Managed Location has an Allocated Location Value of $360,000.00. Escrow Agent, pursuant to the terms of the Escrow Agreement, will make thirty-six (36) monthly payments to Seller in the amount of $10,000.00 each commencing on February 1, 2001 and on the first (1st) business day of each month thereafter, until paid in full. However, if eighteen (18) months after Closing with respect to the Managed Location, there is a Managed Location Termination, Escrow Agent will continue to disburse Managed Location Payments, until a total of eighteen (18) payments are made; Purchaser shall then be entitled to receive a refund (within the time provided for hereinbefore) paid by the Escrow Agent, of the balance of the Allocation Location Value for such Managed Location, or $180,000.00 (the "Managed Location Termination Refund") (partial months shall be calculated on a prorata basis); the parties acknowledge that because of the delay in the commencement of the disbursement of Managed Location Payments (commencing on the first (1st) business day of the second (2nd) month following the first Closing), Managed Location Payments could continue to be made after a Managed Location Termination.

         1.13. Conditions to Proceeding With Phased Closing Schedule. The obligations of Purchaser to Proceed with the Phased Closing Schedule are subject, at its option, to the satisfaction at or prior to each Closing of each of the following conditions:

         (a) The representations and warranties of Seller and Shareholder contained in this Agreement or in any certificate or documents delivered to Purchaser pursuant hereto shall be correct in all material respects at and as of each Closing (except that any representation or warranty expressed with a materiality qualification must be correct as written).

         (b) Seller and Shareholder shall have performed and complied in all material respects with all terms, agreements, covenants, and conditions in this Agreement to be performed and complied with by them at or prior to each Closing, and Seller and Shareholder.

         (c) No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate, or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

         (d) All corporate and other proceedings taken by Seller and Shareholder in connection with the transactions contemplated hereby and all documents incident thereto, and Purchaser shall have received all such counterpart originals or certified other copies of such documents as they may reasonably request.

                                   ARTICLE 2.
                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

                  Seller represents and warrants to Purchaser as of the Effective Date, and as to each Effective Transfer Date to the extent a representation and warranty relates to a particular Location and/or the Assets located therein, as follows:

         2.1. Organization, Good Standing and Qualification of Seller. Seller (each of the corporations defined in this Agreement as Seller) is duly organized, validly existing and in good standing under the laws of the state in which it was organized and authorized to do business in any state in which it does business.

         2.2. Power and Authority of Seller. Seller has the requisite corporate power and authority, and all licenses and permits from governmental authorities, to own, lease and operate its properties and assets and to carry on its business.

         2.3. Ownership of Seller. Shareholder and Pearl Silverman and Kenneth Silverman are the sole record and beneficial holders of all of the issued and outstanding shares of capital stock of Seller.

         2.4. Authority and Validity. Seller and Shareholder have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and the other documents executed by them in connection with this Agreement; and the execution, delivery and performance by Seller and Shareholder of this Agreement and the other documents executed by them in connection with this Agreement have been duly authorized by all necessary corporate action.

         2.5. Binding Effect. This Agreement and the other documents executed by Seller and Shareholder in connection with this Agreement have been duly executed and delivered by it or them and are the legal, valid and binding obligations of it or them, enforceable in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and (ii) equitable principles of general applicability.

         2.6. Necessary Approvals and Consents. Other than the consents, approvals and releases of third parties described on Schedule 2.6. that are being delivered by Seller and/or Shareholder at each Closing, no authorization, consent, permit, license or approval of, or declaration, registration or filing with, any person (including any governmental authority) is required as a condition to the execution, delivery or performance by Seller or Shareholder of this Agreement or the other documents executed by either of them in connection with this Agreement or the consummation by Seller or Shareholder of the transactions contemplated hereby and thereby.

         2.7. No Conflict with Other Instruments. Having obtained the consents, approvals and releases of third parties set forth on Schedule 2.6, neither the execution, delivery or performance by Seller or Shareholder of this Agreement or the other documents executed by either of them in connection with this Agreement nor the consummation by Seller and Shareholder of the transactions contemplated hereby or thereby will violate, breach, conflict with, or constitute a default under, or permit the termination or the acceleration or maturity of, or result in the imposition of any lien, claim, or encumbrance upon any property or asset of Seller pursuant to, Seller's Articles or Certificate of Incorporation or Bylaws or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument judgment, order, injunction or decree by which Seller is bound or to which its assets are subject.

         2.8.     Title to Assets.

         (a) Except as otherwise noted thereon, Seller has good and merchantable title to all of the Assets, including but not limited to those properties and assets described on Exhibit A.

         (b) The Assets are owned free and clear of any lien, claim, or encumbrance, except as set forth on Schedule 2.8 hereto and except for:

                  (i) liens for taxes, assessments, or other governmental charges not yet delinquent; and

                  (ii) statutory liens incurred in the ordinary course of business of the Business that are not yet delinquent.

         (3) Except for the rights of Seller under the Non-Assumed Contracts and Excluded Assets (which are not included in the Assets), as of the Closing Seller will have conveyed to Purchaser, and Purchaser will own or lease, all assets of Seller necessary to or used or useful in the conduct of the Business as conducted by Seller immediately before the Effective Date.

         2.9. Condition of Tangible Assets. Except as set forth on Schedule 2.9., the tangible Assets are in operating condition and repair, ordinary wear and tear excepted, are adequate for the uses to which they are being put in the ordinary course of business of the Business, and conform with all applicable laws, regulations and ordinances.

         2.10. Intellectual Property. Schedule 2.10 contains an accurate description of all of Seller's copyrights, trademarks, service marks, trade dress, trade names, trade designations, technology, processes, technical data, and royalty agreements and assignments (collectively, "Intellectual Property") currently owned in whole or in part by Seller relating to the Business and all agreements relating to the Intellectual Property that Seller is licensed or authorized to use by other persons relating to the Business. Seller owns or is licensed to use the Intellectual Property relating to the Business without infringing or violating the rights of any other person, and no consent of any other person will be required for the use thereof by Purchaser for a period of one year upon consummation of the transactions contemplated hereby. No claim has been asserted by any person to the ownership or the right to use any of the Intellectual Property or challenging or questioning the validity or effectiveness of any of the Intellectual Property.

         2.11. Taxes. Subject to non-material deviations and audits, all monies required to be withheld by Seller from its employees or collected from customers for income taxes, social security, Medicare, and unemployment insurance taxes, and sales, excise and use taxes; and, subject to non-material deviations and audits, all such taxes to be paid by Seller or Shareholder to governmental authorities have been collected or withheld and paid to the respective governmental authorities, or such monies have been accrued, reserved against and entered upon the books of Seller. Subject to non-material deviations and audits, all federal, state, county and local income, gross receipts, excise, property, franchise, license, sales, use, withholding and other tax and information returns and declarations required to have been filed before the Effective Date by Seller have been duly and timely filed, and each such return correctly reflects the tax liability and all other information required to be reported therein. Seller has paid in full all taxes, penalties, interest and related charges and fees to the extent such payments were or are required before and as of the Effective Date, and Seller or Shareholder will pay all income taxes, payroll and employee benefits, social security, withholding, sales, use, unemployment insurance taxes, and any and all other taxes and assessments due and payable by Seller to all city, state, county and federal taxing authorities for periods up to and through the date immediately preceding the Effective Date. Subject to non-material deviations and audits, Seller does not have any deficiency with respect to any tax period or any liability with respect to taxes or penalties and interest thereon, or related charges and fees, whether or not assessed. No waivers or extensions of statutes of limitations or deadlines for assessments or collection of taxes are in effect. There are no pending or threatened claims, assessments, proposals to assess deficiencies or audits with respect to any taxes owed or allegedly owed by Seller, nor, to the knowledge of Seller or Shareholder, is there any basis for any such action.

         2.12. Real Property Leases. An accurate and complete copy of each of the real property leases described in Schedule 2.12 (the "Real Property Leases") has been delivered or made available to Purchaser on or prior to the Effective Date. The Real Property Leases are valid, binding, subsisting and enforceable. Seller has not received notice that Seller is in default under the Real Property Leases, and there is no existing material breach, violation, default, event of default or event, occurrence, or act that, with or without the giving of notice, lapse of time, or the occurrence of any other event, would constitute a default under the Real Property Leases. Subject to the consent of the landlords set forth therein, the consummation of the transactions contemplated hereby will not affect the continuance in full force and effect of the Real Property Leases. There is no material dispute among any of the parties to the Real Property Leases, and no penalty has been incurred with respect thereto. For the purposes of this Section 2.12. only, a material breach or combination of breaches shall mean any breach that results in damages in excess of $1,000 as to a single breach, or $10,000.00 as to a combination of breaches with respect to all the Real Property Leases. Seller has not received notice of any plan or intention of any landlord or any other party to the Real Property Leases to exercise any right to cancel or terminate the Real Property Leases in advance of its stated termination date, and Seller does not know of any fact that would justify the exercise of such right (whether or not such notice is subject to any applicable cure period). The Real Property Leases are assignable with the consent of the other party thereto.

         2.13. Litigation and Government Claims. Except as described on Schedule 2.13, there is no suit, claim, action or litigation, or governmental, administrative, arbitral or other similar proceeding, investigation or inquiry, pending or, to the knowledge of Seller or Shareholder, threatened against or affecting Seller or to which the Business or the Assets are subject. None of such pending matters will, severally or in the aggregate, have an adverse effect on the business, results of operations, assets, or condition, financial or otherwise, of Seller, the Business or the Assets. Except as described on
Schedule 2.13, to the best of the knowledge of Seller or Shareholder, there are no such proceedings threatened or contemplated or any un-asserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against Seller regarding the Business or the Assets. None of such threatened or contemplated proceedings or un-asserted claims would, severally or in the aggregate, have an adverse effect on the business, results of operations, assets or condition, financial or otherwise, of Seller, the Business or the Assets.

         2.14.    Financial Information.

         (a) Seller has delivered to Purchaser statements of revenue by Location with respect to the Business (the "Financial Statements") for the period of July 1, 1999 through June 30, 2000, which are included as part of Schedule 2.14., and are limited by and subject to the matters described on Schedule 2.14.(a). Except as set forth on Schedule 2.14.(a), the Financial Statements present the revenue information, free of material misstatements, purported to be provided to Purchaser and have been consistently maintained for the period set forth therein.

         (b) Seller's books of account relating in any manner to the Business have been kept accurately in the ordinary course of business; the transactions entered therein represent bona fide transactions; and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books in all material respects.

         (c) Except as described in Schedule 2.14.(c), Seller has not materially changed, or given notice to any person of any change in, any of its check-cashing fees within the six months preceding the Effective Date; for the purposes of this Section 2.14.(c) only, a material change shall be deemed to be a change of more than twenty-five percent (25%) from the then existing rate for check cashing fees.

         (d)  Except  as  described  in  Schedule   2.14.(d),   Seller  has  not
experienced any thefts greater than $1000 (per incident) during the last two (2) years preceding the Effective Date.

         2.15 Solvency. Seller is not now insolvent, nor will Seller be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its debts as they become due, (ii) the property of Seller will not constitute unreasonably small capital, and Seller will not have insufficient capital with which to conduct its business, and (iii) taking into account pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms. As used in this Section 2.15., "insolvent" means that the sum of the present fair salable value of a person's assets does not exceed its debts and other probable liabilities, and "debts" includes any legal liability, whether matured or un-matured, liquidated or unliquidated, absolute, fixed, or contingent, disputed or undisputed, or secured or unsecured.

         2.16 Insurance Notices. Except as listed on Schedule 2.16, within the twelve (12) months preceding the Effective Date (i) Seller has not received notice from any insurer of the intention (whether or not subject to conditions) of any insurer to discontinue any insurance coverage relating to the Business or any of the Assets because of the operation or condition of any of the Assets or any of the real property leased or subleased by Seller, and (ii) no insurer has declined to offer insurance coverage relating to the Business or any of the Assets because of the operation or condition of any of the Assets or any of the real property leased or subleased by Seller

         2.17. Licenses and Permits. Seller possess all the licenses, authorizations, and permits listed in Schedule 2.17, accurate and complete copies of which have been delivered to Purchaser (the "Permits"). The Permits constitute all of the licenses, authorizations, and permits which Seller in good faith believes are necessary under law or otherwise for Seller to conduct the Business as now being conducted and to construct, own, operate, maintain and use the Assets in the manner in which they are now being constructed, operated, maintained and used. Seller has no notice that any further licenses, authorizations, and permits are required for Seller to conduct the Business as now being conducted and to construct, own, operate, maintain and use the Assets in the manner in which they are now being constructed, operated, maintained and used. Each of such Permits and Seller's rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by Seller. Seller is in compliance in all material respects with the terms of such Permits. None of such Permits have been or, to the knowledge of Seller, are threatened to be revoked, canceled, suspended or modified.

         2.18. Compliance with Laws; No Judgments, Decrees, or Orders in Restraint of Business. As conducted by Seller, the Business is in compliance with all applicable laws and regulations, including the currency transaction reporting requirements of the Bank Secrecy Act and with respect to the Programs. Seller is not a party to or subject to any judgment, order or decree entered in any suit or proceeding brought by any governmental authority or any other person enjoining or restricting Seller in respect of any business practice or the acquisition of any property or the conduct of its business.

         2.19. No Violation of Any Instrument. Seller is not in violation of or in default under, nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim, or encumbrance upon any property or asset of the Business pursuant to, its Articles of Incorporation or Bylaws or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, judgment, order, the Assumed Contracts, injunction or decree to which it is a party, by which it is bound or to which any of the Assets or the Business is subject.

         2.20. Employee Benefit Plans. Except as listed on Schedule 2.20., Seller does not have or maintain any pension, profit-sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock option, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan, agreement, policy or understanding, including any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), under which Seller or any other corporation or trade or business under common control with Seller (an "ERISA Affiliate") as determined under Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended, has any current or future obligation or liability or under which any present or former employee of Seller or an ERISA Affiliate has any current or future right to benefits. Full payment has been made of all amounts that Seller is required to have paid under the terms of all employee benefit plans as contributions to such plans, and no accumulated funding deficiencies, whether or not waived, exist with respect to such plans. No other condition exists that would justify the attachment of any liens on, or any other recourse to, the Assets as a result of the funding or administration of any employee benefit plans of Seller.

         2.21. Employee Information. Seller and Shareholder have completed and submitted to Purchaser a Human Resources/Payroll Acquisition Questionnaire (the "HR Questionnaire") and has afforded Purchaser's representatives an opportunity to ask questions of Seller's representatives about the information provided in the HR Questionnaire. Except as set forth in Schedule 2.21., the information set forth in the HR Questionnaire is accurate and complete as of the Effective Date, in all material respects.

         2.22. Labor Relations. With respect to all employees of the Business:

         (a) Seller is in material compliance with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment, and wages and hours, and, to the best of Seller's knowledge, Seller is in material compliance with all applicable laws and regulations respecting immigration and occupational health and safety;

         (b) there is no collective bargaining agreement or other labor union contract applicable to any employee of Seller, and no such agreement or contract has been requested;

         (c) Seller and Shareholder are not aware of any union organization activities or proceedings involving any employees of Seller;

         (d) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or, to the best of the knowledge of Seller and Shareholder, so threatened, and Seller is not engaged in any unfair labor practice and is not aware of any problems with employees that could have a material adverse effect on the Business; and

         (e) there is no strike, labor dispute, slowdown, stoppage, or other material interference with or impairment by labor of the Business actually pending, threatened or to the best of Seller's knowledge, contemplated.

         2.23.  Contracts  with  Affiliates  and Others.  Except as set forth on
Schedule 2.23., no director or officer of Seller, nor any person who is a spouse, sibling or descendant of such director or officer, serves as a director, officer, shareholder (excluding publicly traded companies), partner or equity owner of any customer or supplier of the Business.

         2.24. Significant Customers. Set forth on Schedule 2.24. is a correct and complete list of each customer of the Business, if any, from which 10% or more of the gross revenues of each Location was derived during the last twelve
(12) months, together with the amount (in dollars) of gross revenues of the Business derived during such period from such customer. Seller has not received any notice from such customer, or has any other knowledge, that such customer
(i) has terminated or ceased, or has significantly reduced the volume or amount of, its business with the Business or has any intent to do any of the foregoing after the Closing, whether because of the Closing or otherwise, or (ii) will refuse to do business with Purchaser after the Closing on substantially the same terms and conditions as it did business with Seller before the Closing.

         2.25. Accuracy of Information Furnished. No representation or warranty by Seller and Shareholder in or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not false or misleading. To the best of the knowledge of Seller and Shareholder, Seller and Shareholder have disclosed to Purchaser all facts known to them, which in the view of an ordinary and prudent business person, would be material to the operations and financial condition of the Business. This Section
2.25. excludes all matters which are (i) known to Purchaser independent of disclosure by Seller and/or Shareholder, (ii) equally available to all parties to this Agreement, including but not limited to those matters generally known in the check cashing industry, and/or (iv) described in Article 3 of this Agreement.

         2.26. No Brokerage Fees. Neither Seller, Shareholder nor any officer, director or employee of Seller has employed any broker or finder nor incurred any liability for any brokerage fees, or commissions or finders' fees in connection with the transactions contemplated hereby.

         2.27. Hart-Scott-Rodino Compliance. Seller prepared and filed with the Federal Trade Commission and the United States Department of Justice the notification and report forms required of it for the transactions contemplated hereby and any supplemental information that may be reasonably requested in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (the "Hart-Scott-Rodino Act"), which notification and report forms and supplemental information complied in all material respects with the requirements of the Hart-Scott-Rodino Act.

                                   ARTICLE 3.
          REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF PURCHASER

         Purchaser represents and warrants to Seller as of the Effective Date as follows:

         3.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

         3.2. Authority and Validity. Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents executed by it in connection with this Agreement; and the execution, delivery, and performance by it of this Agreement and the other documents executed by it in connection with this Agreement have been duly authorized by all necessary corporate action.

         3.3. Binding Effect. This Agreement and the other documents executed by Purchaser in connection with this Agreement have been duly executed and delivered by it and are its legal, valid and binding obligations, enforceable against it in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, or other similar laws affecting creditors' rights generally, and (ii) equitable principles of general applicability.

         3.4. Necessary Approvals and Consents. No authorization, consent, permit, license or approval of, or declaration, registration, or filing with, any person (including any or governmental authority) is required as a condition to the execution, delivery, or performance by Purchaser of this Agreement or the other documents executed by Purchaser in connection with this Agreement or the consummation by it of the transactions contemplated hereby and thereby.

         3.5. No Brokerage Fees. Neither Purchaser nor any officer, director or employee of Purchaser has employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders' fees in connection with the transactions contemplated hereby.

         3.6. No Conflict with Other Instruments. Having obtained the necessary consents, approvals and releases of third parties, neither the execution, delivery or performance by Purchaser of this Agreement or the other documents executed by them in connection with this Agreement nor the consummation by Purchaser of the transactions contemplated hereby or thereby will violate, breach, conflict with, or constitute a default under Purchaser's Articles or Certificate of Incorporation or Bylaws or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument judgment, order, injunction or decree by which Purchaser is bound.

         3.7. Hart-Scott-Rodino Compliance. Purchaser prepared and filed with the Federal Trade Commission and the United States Department of Justice the notification and report forms required of it for the transactions contemplated hereby and any supplemental information that may be reasonably requested in connection therewith pursuant to the Hart-Scott-Rodino Act, which notification and report forms and supplemental information complied in all material respects with the requirements of the Hart-Scott-Rodino Act. Purchaser has paid all filing fees required with respect to the notification, report and other requirements of the Hart-Scott-Rodino Act.

         3.8. Purchaser's Due Diligence. Purchaser acknowledges that except as otherwise specifically set forth in this Agreement, Purchaser is purchasing the Assets and Business in "AS IS" condition and specifically and expressly without any warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from, or made on behalf of Seller and or Shareholder. Purchaser further acknowledges and agrees that in entering into this Agreement:

                  (i) Purchaser hereby acknowledges that except as otherwise specifically set forth in this Agreement, Seller and Shareholder have not made, will not and do not make any warranties or representations, whether express or implied, oral or written, with respect to the Assets and Business, their condition, or the value, profitability or marketability thereof; and

                  (ii) Upon the Closings hereunder, Purchaser shall be deemed to have made such legal, factual and other inquiries and investigations as Purchaser deems necessary, desirable or appropriate with respect to the Assets and Business and the value thereof.

                  (iii) It understands and acknowledges that the agreements or understandings described on Schedule 3.8., the participation in which provided benefits to Seller and the Business, have been, will be or may be terminated, and Purchaser will not or may not receive the benefits of same.

                  (iv) It understands and acknowledges the disclosures described on Schedule 3.8.

         3.9. Agreement(s) Not Assigned and Concession Locations Closed. Purchaser acknowledges that:

                  (i) The agreement(s) between Seller and Southwestern Bell are not being assigned to it, and are among the Excluded Assets; substantial revenue has been realized by Seller pursuant to those agreement(s), and all or a portion of such revenue may never be realized by Purchaser; the Purchase Price has been negotiated and adjusted in consideration of this matter; and

                  (ii) Several of the Concession Locations set forth on Schedule 1.1.(g) have been closed, and no further revenue will be realized from them, by either Seller or Purchaser, although Replacements Locations may or may not be made available with respect to them; substantial revenue has been realized by Seller pursuant to those Concession Locations, and all or a portion of such revenue may never be realized by Purchaser; the Purchase Price has been negotiated and adjusted in consideration of this matter.

                                   ARTICLE 4.
                                    COVENANTS

         4.1. Payment of Obligations Not Assumed. All obligations of Seller not specifically assumed by Purchaser in this Agreement, including all liability for income taxes, sales taxes and other taxes accruing prior to the Effective Date or relating to the purchase of the Business and the Assets, shall be paid by Seller and/or Shareholder, and Purchaser shall have no responsibility therefor.

         4.2. Noncompetition and Nonsolicitation Agreements. Seller and Shareholder acknowledge and agree that (i) Purchaser would not have entered into this Agreement to purchase the Assets but for the following noncompetition and nonsolicitation covenants of Seller and Shareholder, (ii) this Section 4.2. is supported by good and sufficient consideration, and (iii) they possess information concerning the Business and the Assets that would enable them to injure Purchaser and diminish the value of the investment by Purchaser in the Business and the Assets if Seller or Shareholder should engage in any business that is competitive with the check-cashing and related business conducted by Purchaser, in violation of the restrictions set forth herein. Therefore, Seller and Shareholder hereby agree to the following:

         (a) Without the prior written consent of Purchaser, as specifically authorized or approved by its board of directors, or except as otherwise provided in this Section 4.2., and so long as Purchaser (and/or any successor in interest, if any) is not in material default of any of its obligations pursuant to this Agreement for more than five (5) days after the service by Seller and/or Shareholder of notice on Purchaser that it is in material default of an obligation pursuant to this Agreement, and Purchaser fails to cure such default, Seller and Shareholder will not, directly or indirectly, engage in the check cashing and related business (as defined hereinafter), anywhere within a five
(5) mile radius of any Location. Notwithstanding the above or anything to the contrary in this Agreement, other locations owned by Seller or Shareholder (or in which they have an interest) as of the Closing Date ("Seller's Existing Locations") are expressly excluded from this covenant and deemed not in violation of it; further, any of Seller's Existing locations can be relocated anywhere within the aforementioned one (1) mile radius if at the time of the Closing Date, such store is already within the aforementioned one (1) mile radius.

         (b) Seller and Shareholder agree not to, directly or indirectly, solicit for employment or employ any employee of Purchaser or its subsidiaries, or any person who was an employee of Purchaser or its subsidiaries within twelve
(12) months prior to such solicitation or employment, or induce or attempt to induce any employee of Purchaser or its subsidiaries to terminate such employee's employment; this provision shall exclude Don Simmons, to whom Seller and/or Shareholder may solicit for employment.

         (c) The  noncompetition  agreement set forth in subsection  (a) of this
Section 4.2. shall terminate on the fifth (5th) anniversary of the Effective Date. The nonsolicitation agreement set forth in subsection (b) of this Section
4.2. shall terminate on the first (1st) anniversary of the Effective Date.

         (d) For purposes of this Section 4.2., the term "indirectly" means the performance of services by any business or entity in which Seller or Shareholder either owns or possesses more than a ten percent (10%) interest in profits, losses or capital, or is a partner, or for which Seller and Shareholder acts as officer, director, agent or representative, or to which Seller and Shareholder provides consulting or advisory services.

          (e) For the purpose of this Section 4.2., the "check cashing and related business" is defined as: cashing checks (including post-dated, deferred deposit checks or making consumer loans through the check cashing locations) and insurance drafts for a fee, selling money orders, providing money transfer services, providing electronic filing of tax returns and processing the related tax refund anticipation loans, offering bill payment services, offering small consumer loans (secured or unsecured), offering pre-paid local phone service and phone cards. For the purpose of this Section 4.2., the "check cashing and related business" shall specifically exclude a banking business(es) not operated from a check cashing location.

         (f) The terms of this Article 4. Are subject to the terms of Section 1.1.(g) of this Agreement.

        4.3.     Seller's Employees

          (a) Seller shall terminate its employees of the Business at the close of business on the day before the Effective Transfer Date for each of the Locations. Seller shall have sole and absolute responsibility for any financial or other commitments that Seller may have to any of its employees or former employees, including any and all claims or obligations arising under any and all employment policies and procedures of Seller, under any employee benefit plan of Seller, or under any local, state, or federal law, rule, or regulation regarding termination of employment for any employment loss which first occurs before the Effective Transfer Date or otherwise in connection with this Agreement. Seller shall be liable to its employees and former employees for all wages, severance benefits, unpaid vacation pay, unpaid sick and holiday pay, and other obligations of any kind whatsoever through the day before the Effective Transfer Date. Seller is responsible for resolving any conflicts, errors or discrepancies involving its employee policies and procedures with respect to the period of time before the Effective Transfer Date.

          (b) On the Closing Date for each Location, Purchaser will offer (subject to the provisions of Section 4.3.(e) of this Agreement) employment to those employees of Seller (the "Business Employees") who work at or supervise the Locations to which the Closing relates. Provided, however, that Purchaser will be obligated to offer employment to any Business Employees on authorized leave of absence, only at the time such employee is able to return to work (a "Return Date") and, provided, further, that such Return Date is within twelve
(12) weeks after the commencement of such leave. Purchaser shall be liable only for the benefits offered by Purchaser to those employees of Seller who become employees of Purchaser on or after the Closing Date and in accordance with Purchaser's policies and only for the amount thereof relating to service for Purchaser after the Closing Date and as of the date of hire by Purchaser; such benefits shall be made available to each Hired Employee (as defined hereinafter) commencing upon the date the employment of each Hired Employee (as defined hereinafter) commences.

          (c) Purchaser shall extend service credit to each employee of Seller with respect to the Business who is hired by Purchaser on the Effective Transfer Date (a "Hired Employee") for the full period of time each Hired Employee worked for Seller before the Effective Transfer Date. Nevertheless, although Purchaser will base paid vacation time due each Hired Employee upon the period of time the Hired Employee has worked both for Seller before the Effective Transfer Date and for Purchaser on and after the Effective Transfer Date, each Hired Employee must work for Purchaser for six full months before the Hired Employee is eligible for any paid vacation (in accordance with Purchaser's normal vacation policy).

          (d)  Hired  Employees  shall  be  employed  by  Purchaser   solely  in
accordance with Purchaser's hiring and other employment policies and procedures, which may differ from Seller's employment policies and procedures.

          (e) Purchaser shall not be obligated to make offers of employment to a Business Employee who fails to meet Purchaser's hiring guidelines, in a material manner.

         4.4.     Western Union Agency Agreement.

          (a) Western Union Financial Services, Inc. ("Western Union") and Morris Silverman Management Corporation are parties to that Western Union Agency Agreement dated June 28, 1995 (the "Agency Agreement"), and Purchaser acknowledges and agrees that neither the Agency Agreement or its terms has or will be provided to Purchaser. Effective as of each Closing, Purchaser will comply with all requirements set forth in Schedule 4.4. which describes obligations of the Agent (as defined in the Agency Agreement) which arise upon termination of the Agency Agreement as to a Location.

          (b) With respect to the Agency Agreement, Purchaser agrees to provide the Western Union Services set forth on Schedule 4.4. (the "Western Union Services") at fifteen (15) of the Locations, which Locations are set forth on
Schedule 4.4.(b), at least until December 31, 2001, pursuant to either agreements entered into with Western Union or assignments of the Agency Agreement as to the Locations at which Purchaser shall offer the Western Union Services. Purchaser acknowledges that its failure to comply with the terms of this Section 4.4.(b) will cause Seller to incur substantial damages.

         4.5.     Starker Exchange.

         At Seller's election, Purchaser agrees to cooperate with Seller in completing the transactions contemplated by this Agreement through a starker exchange pursuant to Section 1031 of the Internal Revenue Code.

         4.6.     Hart-Scott-Rodino Fees.

         Upon the completion of the Phased Closing Schedule, Purchaser shall be entitled to a credit against all further amounts due Seller pursuant to Section
1.7. of this Agreement, in an amount equal to one-half (1/2) of the filing fees paid by Purchaser in conjunction with the Hart-Scott-Rodino Act, which amount is $22,500.00 .

         4.7.     Sale of Arizona Locations.

         Check Cashiers of Arizona, Inc. operates check-cashing and related business operations at the locations set forth on Schedule 4.7. (the "Arizona Locations"). Purchaser shall have the right to purchase the assets (including the same categories of assets included and excluded, as set forth in this Agreement) located, and the business conducted at, the Arizona Locations, upon terms and conditions substantially the same as those set forth in this Agreement (to be reduced to an asset purchase agreement hereinafter referred to as the "Arizona Agreement"), as may be modified as appropriate. The Arizona Agreement will provide that the purchase price for the assets and business will be $2,000,000.00, and the closing(s) will be completed not later than December 31, 2000. However, if approved by the Parties, the closing(s) may be deferred to a date after December 31, 2000. If a deferral of the closing(s) is not approved by the Parties, and the closing(s) is not completed by December 31, 2000, Purchaser's right to purchase the Arizona Locations, as described in this
Section 4.7. shall be extinguished.

         4.8.     Covenants of Seller During Phased Closing Schedule

         (a) Except with respect to changes which occurred in anticipation of the transactions contemplated by this Agreement, until the Closing with respect to each Location, (i) Seller shall operate the Business thereat only in the ordinary course, consistent with past practices and in accordance with all applicable laws, rules, regulations, judgments, orders, and decrees, and will not introduce any new method of management or operation; (ii) each of Seller and Shareholder shall use its or his best reasonable efforts (but at no expense to them) to preserve the Business thereat intact, to retain present customers so that they will be available to Purchaser at and after the Closing for such Location, and to cause the tangible Assets to be maintained, repaired, and insured in accordance with past practices and (iii) Seller and Shareholder shall not take any action that might impair the Business or the Assets at such Location or take or fail to take any action that would cause or permit the representations made in Article 2. of this Agreement to be inaccurate at the time of the respective Closing or preclude Seller and Shareholder from making such representations and warranties at the respective Closing. All risk of loss arising out of casualty and all liability to third parties, including employees, in connection with or arising out of operations of the Business before the respective Closing shall be that of Seller, and Purchaser shall have no obligation or liability in connection therewith.

         (b) Until the Closing with respect to all Locations, Seller and Shareholder shall (at no expense to them or disruption of the Business) (i) permit Purchaser and its authorized representatives full access to, for inspection of all of the assets and business of the Business, and Seller's officers, directors, employees, and agents, relating to the Business, and (ii) furnish Purchaser all documents, records, and information with respect to the Business and the Assets as Purchaser and its representatives may from time to time reasonably request, all for the purpose of permitting Purchaser to become more familiar with the Business and the Assets as conducted and owned by Seller.

         (c) Prior to the Closing with respect to all Locations, Seller and Shareholder shall promptly inform Purchaser in writing of any event or circumstance that is or would reasonably be expected to result in any representation or warranty made by any of them in this Agreement becoming untrue in any material respect with respect to each Location for which a Closing has not occurred.

         (d) As soon as practicable after the execution of this Agreement, but in any event prior to the scheduled Closing for each Location, Seller and Shareholder will use their best reasonable efforts (but at no expense to them) to secure all necessary approvals and consents of third parties to the consummation by them of the transactions contemplated by this Agreement.

         (e) Seller and Shareholder will comply (but at no expense to them) with all reasonable requests made by Purchaser for the purpose of allowing Purchaser, and will cooperate with Purchaser's efforts, to hire, at and after the Closing with respect to each Location, those employees of Seller designated by Purchaser.

         (f) Except in the ordinary course of Seller's business, and excluding matters consistent with past practices, until the Closing with respect to all Locations,, (i) no increase will be made in the compensation or rate of compensation payable or to become payable to any of the employees or agents of Seller in the Business (except in accordance with binding written compensation agreements), (ii) no bonus, profit sharing, retirement, insurance, death, fringe benefit, or other extraordinary or indirect compensation shall accrue, be set aside, or be paid to, for or on behalf of any of such employees or agents of the Business other than as required by existing pension, profit sharing, bonus, and similar benefit plans as now in effect, and no Plan other than those now in effect shall be adopted or committed to be adopted, and (iii) no loan shall be made or advanced to any employee of Seller in the Business (except for reasonable travel advances for business in accordance with past practices, and excluding officers and executives of Seller).

         (g) Until the Closing with respect to all Locations, neither Seller nor Shareholder shall (i) effect any amendment to any of Seller's governing corporate documents, (ii) cause or permit the issuance of any additional shares of capital stock or other equity or ownership interests (or options, warrants, or other rights to acquire capital stock, or ownership interests) of Seller, or
(iii) cause or permit the redemption, repurchase, or other acquisition of any shares of capital stock or other equity or ownership interests of Seller

         (h) Prior to the Closing with respect to all Locations, Seller will not, and Shareholder will not permit Seller to, acquire or dispose of, or agree or commit to acquire or dispose of, any fixed assets (other than in the ordinary course of business consistent with past practices) used in or for the Business without the written consent of Purchaser.

         (i) Prior to the Closing with respect to all Locations, Seller will not, and Shareholder will not permit Seller to, (i) enter into or assume any mortgage, pledge, conditional sale, or other title retention agreement affecting the Business or permit any lien, encumbrance, or claim of any kind to attach to any of the Assets, whether now owned or hereafter acquired, or (ii) guarantee or otherwise become contingently liable for any obligations or liabilities of any other person, except obligations arising by reason of endorsement for collection and other similar transactions in the usual and ordinary course of business, or make any capital contributions or investments in any corporation, business, or other person, if the effect of such matter would be to encumber the transfer of the Assets to Purchaser. Prior to the Closing with respect to all Locations, Seller and Shareholder will not permit any lien, encumbrance, or claim of any kind to attach to the Assets, which is not released prior to Closing with respect to the Location at which the Assets in question are located.

         (j) Prior to the Closings, Seller and the Shareholder shall use their respective best reasonable efforts (but at no expense to them) to cause the conditions set forth in Section 1.13. Of this Agreement to be satisfied.

        (k) Until the completion of the Phased Closing Schedule, or its termination, Seller and Shareholder may not (i) discuss, negotiate with, encourage, solicit, or accept an offer from any person other than Purchaser to purchase all or any portion of the capital stock or other equity or ownership interests of Seller or the Assets, (ii) otherwise dispose of all or any portion of the business operations of Seller affecting the Business, (iii) make any offer to effect any such transaction with any person other than Purchaser, (iv) enter into any agreement to affect any such transaction with any person other than Purchaser, or (v) disclose, directly or indirectly, any information not customarily disclosed to any person other than Purchaser concerning the Business or the Assets.

         (l) The covenants set forth in this Section 4.8. shall terminate upon the completion of the Phased Closing Schedule.


                                   ARTICLE 5.
                      INDEMNIFICATION AND CERTAIN REMEDIES

         5.1. Indemnification by Seller and Shareholder . Seller and Shareholder shall jointly and severally indemnify and hold Purchaser, and each of its officers, directors, affiliates, employees, agents and shareholders, harmless from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) asserted against or incurred by Purchaser, or any of its officers, directors, affiliates, employees, agents and shareholders, resulting from or arising out of or in connection with:

         (a) any material misrepresentation or breach by Seller and Shareholder of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Seller and Shareholder in connection herewith;

         (b) the failure to comply with any applicable bulk transfer laws relating to the transfer of the Assets, to the extent the obligation to comply with such bulk transfer laws is imposed on Seller;

         (c) income, franchise, sales, use and other taxes, including any penalties and interest with respect thereto, of or relating to the Assets, the Business or any other assets or operations of Seller conducted before the Effective Date or the Effective Transfer date to the extent such matter relates to a particular Location and/or the Assets located therein;

         (d) sales, transfer and other taxes, including any penalties and interest with respect thereto, resulting from the consummation of the transactions contemplated by this Agreement which are by the applicable statue or ordinance the responsibility of Seller to pay (such matters will be paid by the responsible party);

         (e) liabilities and obligations of the Business before the Effective Date, liabilities and obligations relating to the Excluded Assets (whether before, on or after the Effective Date), and other liabilities and obligations of Seller or the Business not specifically assumed by Purchaser in this Agreement;

         (f) any actual violation of or noncompliance with, or remedial obligation arising under, any applicable federal, state, or local laws, rules or regulations, common law or strict-liability provisions, and any judicial or administrative interpretations thereof (including any judicial or administrative orders or judgments), relating to health, safety, industrial hygiene, pollution or environmental matters ("Environmental Laws") arising from any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring before the Effective Date relating in any way to the Assets or the Business but specifically excluding the Real Property Leases (including the ownership, operation or use of the Assets and the conduct of the Business before the Effective Date), including the presence of any underground storage tanks or any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance (i) which is listed, regulated or designated as toxic or hazardous, or with respect to which remedial obligations may be imposed, under any Environmental Laws or (ii) exposure to which may pose a health or safety hazard ("Environmental Materials") on, in, under or affecting all or any portion of Seller's properties or any surrounding areas, and any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance, pollutant or contaminant) ("Release") or threatened Release with respect to such underground storage tanks or Environmental Materials, and the storage, disposal or
treatment,   or   transportation   for  storage,   disposal  or  treatment,   of

Environmental Materials; but excluding any violation of or non-compliance with, or remedial obligation arising under, any Environmental Laws that is attributable to a change by Purchaser in the structure, use or condition of any of the Assets on or after the Effective Date; and

         (g) any losses or costs of defending against any claims which may be made against Purchaser by any person claiming violations of any local, state or federal laws relating to employment, including wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of taxes, where such claims arise out of circumstances occurring before the Effective Date.

         5.2. Indemnification by Purchaser. Purchaser shall indemnify and hold Seller and Shareholder, and each of Seller's officers, directors, affiliates, employees, agents and shareholders, harmless from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) asserted against or incurred by Seller and Shareholder, or any of Seller's officers, directors, affiliates, employees, agents and shareholders, resulting from or arising out of or in connection with:

         (a) any misrepresentation or breach by Purchaser of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Purchaser in connection herewith;

         (b) the failure to comply with any applicable bulk transfer laws relating to the transfer of the Assets, to the extent the obligation to comply with such bulk transfer laws is imposed on Purchaser;

         (c) income, franchise, sales, use and other taxes, including any penalties and interest with respect thereto, of or relating to the Assets, the Business or any other assets or operations of Purchaser conducted as of and after the Effective Date or the Effective Transfer date to the extent such matter relates to a particular Location and/or the Assets Located therein;

         (d) sales, transfer and other taxes, including any penalties and interest with respect thereto, resulting from the consummation of the transactions contemplated by this Agreement which are by the applicable statue or ordinance the responsibility of Purchaser to pay (such matters will be paid by the responsible party);

         (e) liabilities and obligations of the Business as of and after the Effective Date, and other liabilities and obligations of Seller or the Business assumed by Purchaser in this Agreement;

         (f) any actual violation of or noncompliance with, or remedial obligation arising under, any applicable federal, state, or local laws, rules or regulations, common law or strict-liability provisions, and any judicial or administrative interpretations thereof (including any judicial or administrative orders or judgments), relating to health, safety, industrial hygiene, pollution or environmental matters ("Environmental Laws") arising from any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring as of and after the Effective Date relating in any way to the Assets or the Business but specifically excluding the Real Property Leases (including the ownership, operation or use of the Assets and the conduct of the Business before the Effective Date), including the presence of any underground storage tanks or any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance (i) which is listed, regulated or designated as toxic or hazardous, or with respect to which remedial obligations may be imposed, under any Environmental Laws or
(ii) exposure to which may pose a health or safety hazard ("Environmental Materials") on, in, under or affecting all or any portion of Seller's properties or any surrounding areas, and any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance, pollutant or contaminant) ("Release") or threatened Release with respect to such underground storage tanks or Environmental Materials, and the storage, disposal or treatment, or transportation for storage, disposal or treatment, of Environmental Materials; and

         (g) any losses or costs of defending against any claims which may be made against Seller by any person claiming violations of any local, state or federal laws relating to employment, including wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of taxes, where such claims arise out of circumstances occurring as of or after the Effective Date.

         5.3. Certain Remedies. Each Party acknowledges that a refusal without just cause by such Party to comply with the agreements made herein will cause irreparable harm to the other Party or Parties for which there may be no adequate remedy at law. In such circumstance, a Party or Parties not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the Party or Parties that so refused to comply with or breached this Agreement.

         5.4. Attorneys' Fees. In any action or proceeding to enforce or interpret the terms of this Agreement or the other documents executed in connection herewith, the prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees incurred in connection with such enforcement action or proceeding, in addition to such other relief as may be awarded.

         5.5. Survival of Representations and Warranties. Each representation or warranty made by any Party shall survive the Closing for a period of eighteen
(18) months, unless a longer period of time is set forth in Section 5.8. of this Agreement.

         5.6 EXPRESS NEGLIGENCE. THE INDEMNIFICATION AGREEMENTS SET FORTH IN THIS AGREEMENT ARE INTENDED TO, AND SHALL HAVE THE EFFECT OF, INDEMNIFYING A PERSON AGAINST THE RESULTS OF ITS OWN NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE.

         5.7. Nonexclusive Remedies. Subject to the provisions of Section 5.8. of this Agreement, the rights and remedies provided in this Article 5 shall not be exclusive of any other rights or remedies afforded to any Party, whether by contract, at law or in equity. The rights and remedies provided in this Agreement are cumulative, and the exercise of any one right or remedy by any Party shall not preclude or constitute a waiver of its right to exercise any or all other rights or remedies to which it is entitled.

         5.8. Limitations on Claims. Any claim or claims brought against Seller and/or Shareholder with respect to (i) the enforcement, interpretation of or otherwise arising out of this Agreement (whether under an indemnification obligation or otherwise), (ii) the transactions contemplated by this Agreement, and/or (iii) matters and/or documents related to this Agreement, (x) shall be brought within eighteen (18) months of the Effective Date, or be forever barred, unless the claim or claims arise out of matters related to title to the Assets, ERISA, taxes or Environmental Laws in which event they shall be brought within the period of any applicable statue of limitations, or be forever barred, and
(y) shall not be brought unless and until the claim, and/or all claims in the aggregate which could be brought for which Purchaser has liability, and which Seller and/or Shareholder have not paid or otherwise discharged (including but not limited to obtaining a release or providing an indemnification in favor of Purchaser), exceed $125,000.00.

                                   ARTICLE 6.
                                  MISCELLANEOUS

         6.1. Expenses. Each Party shall pay its own expenses incurred in connection with this Agreement and the other documents in connection herewith and the transactions contemplated hereby and thereby.

         6.2. Reliance. Notwithstanding the investigations conducted, and the opportunities to investigate and to verify afforded, by each Party hereunder, each Party agrees that the other Party or Parties are entitled to rely upon the representations and warranties of that Party made in this Agreement and the other documents executed, delivered or furnished in connection herewith.

         6.3.     Definitions.

         (a) Definition of Knowledge. References herein to the "knowledge" or "the best of the knowledge" of Seller and Shareholder with respect to (as a qualification of) their respective representations and warranties herein (to the extent expressly stated herein) shall have the following meanings:

         With respect to Seller, its management's (defined as corporate directors and officers) actual and present consciousness and recollection of the facts underlying each such representation and warranty, assuming the performance by each member of Seller 's management of his managerial obligations in the business and operations of Seller and his investigation of matters for the purpose of the transactions contemplated by this Agreement, in each case as a reasonably prudent person.

         (b) Definition of Notice: References herein to "Notice" shall have the following meaning: "the actual receipt of such notice by Seller's management (as defined in 6.3(a))".

         6.4. Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the other documents executed or delivered pursuant hereto contain the complete agreement among the Parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the Parties with respect to such transactions, including but not limited to the letter of intent dated September 8, 2000 by and between Purchaser and Morris Silverman Management Corporation (the "Letter of Intent"). Section and other headings are for reference only and shall not affect the interpretation or construction of this Agreement. The Parties have not made any representations or warranties except as expressly set forth in this Agreement, the Exhibits, the Schedules, or in any other document executed, delivered or furnished in connection herewith.

         6.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

         6.6. Notices. All notices, demands, requests and other communications that may be or are required to be given, made, sent by any Party to any other Party pursuant to this Agreement shall be in writing and shall be delivered personally, delivered by courier, or mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy (with subsequent mailing of original and telecopy confirmation), addressed as follows:

      If to Seller or Shareholder:       Morris Silverman Management Corporation
                                         790 Estate Drive
                                         Suite 100
                                         Deerfield, Illinois 60015
                                         Attention:  Jeffrey D. Silverman
                                         Telecopy Number: (847) 919-4829

      With copy to:                      Robert M. Wigoda
                                         444 N. Michigan Ave.
                                         26th floor
                                         Chicago, Illinois 60611
                                         Telecopy Number: (312) 263-8489

      If to Purchaser:                   Ace Cash Express, Inc.
                                         1231 Greenway Drive
                                         Suite 800
                                         Irving, Texas  75038
                                         Attention:  J. B. Shipowitz
                                         Telecopy Number: (972) 582-1430

      With copy to:                      Gardere & Wynne, L.L.P.
                                         1601 Elm Street
                                         Suite 3000
                                         Dallas, Texas 75201
                                         Attention:   Richard A. Tulli
                                         Telecopy Number: (214) 999-4667

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, made, or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, made, sent and received for all purposes at such time as it is delivered to or received by the addressee (with the return receipt, the delivery receipt, the affidavit of courier, or (with respect to a telecopy) the confirmation being deemed conclusive evidence of such delivery or receipt) or at such time as delivery or receipt is refused by the addressee upon presentation.

         6.7. Successors and Assigns. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefits of the Parties and their respective heirs, personal representatives, successors and permitted assigns. No Party may assign its or his rights or obligations under this Agreement without the prior written consent of the other Parties; any purported assignment without that consent shall be void. No Hired Employee shall be a beneficiary of any of the Parties' covenants or obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Purchaser from granting to its creditors a security interest or lien in its rights to the Business or the Assets, which security interest or lien shall not be effective until the completion of the Closing and disbursement of the Purchase Price to which the Business or the Assets relate.

         6.8. Applicable Law, Venue and Jurisdiction . The laws of the State of Texas shall govern this Agreement, its terms and conditions, the interpretation hereof, and the rights and obligations of the Parties hereunder. Any action at law or in equity brought to interpret or enforce this Agreement or any other document executed or delivered in connection herewith shall be brought and prosecuted to final adjudication in federal or state courts located in Travis County, Texas, and the Parties consent to the jurisdiction of such Texas state and federal courts.

         6.9. Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Party or Parties against which enforcement of the amendment, modification or supplement is sought.

         6.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision, may be possible and be legal, valid or enforceable.

         6.11. Certain Defined Terms. When used in this Agreement, (i) "including" shall not signify any limitation or restriction, (ii) "hereof," "herein," "hereby" and similar terms shall be deemed references to this Agreement as a whole, (iii) "person" shall include natural persons, entities of any kind, and governmental authorities, and (iv) "Section," "Exhibit" and "Schedule" shall refer to a Section, an and a Schedule, respectively, of or to this Agreement, unless otherwise stated. Pronouns referring to any gender shall be deemed references to each other gender as appropriate.

       6.12. Confidentiality. At all times after the Effective Date, each of the Parties will hold, and will cause its officers, representatives, brokers, attorneys, advisers and affiliates and such affiliates' respective officers, representatives, brokers, attorneys, advisers and affiliates to hold, in confidence and not disclose to other persons for any reason whatsoever this Agreement, the terms hereof, the transactions contemplated hereby or the Evaluation Material, as defined in the Letter of Intent, received or reviewed by Purchaser (collectively, the "Information"), except to the extent (i) necessary for such Party to consummate and give full effect to the transactions contemplated hereby, (ii) such Information is otherwise available from third persons without restriction on its further disclosure or is required by order of any court or by law or by any regulatory agency to which any Party is subject or in connection with any civil or administrative proceeding (each Party agreeing to give prior notice, to the extent practicable, to the other party of any required disclosure of the Information to or before any court or regulatory agency or in any civil or administrative proceeding), (iii) such Information is or becomes publicly known other than through actions, direct or indirect, of the other party hereto, any of its officers, representatives, brokers, attorneys, advisers or affiliates, or any of such affiliates' officers, representatives, brokers, attorneys or advisers, or (iv) Purchaser is required to disclose such Information to the Securities Exchange Commission pursuant to reporting requirements to which it is subject.

         6.13. Default Rights. Excluding the provisions of Sections 1.9., 4.2. and 4.5. of this Agreement, to which the terms of this Section 6.13. do not apply, no failure by a Party to comply with any provision of this Agreement shall be deemed to be a default, or cause a penalty, interest expense, or other charge to be incurred by such party, until after the expiration of a period of ten (10) days after the non-complying Party's receipt of notice of same from the other Party in the event of a monetary default, and thirty (30) days after the non-complying Party's receipt of notice of same from the other Party in the event of a non-monetary default, and the non-complying Party fails to cure said failure within that applicable period of time. Further, if the nature of a Party's non-compliance as to any non-monetary default is such that more than thirty (30) days are reasonably required for a cure of such non-monetary default, then such Party shall not be deemed to be in default if it commences such cure within said thirty (30) day period, and thereafter diligently prosecutes such cure to completion.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:                                  PURCHASER:

CHECK CASHIERS OF ARIZONA, INC.,         ACE CASH EXPRESS, INC.,
an Arizona corporation                   a Texas corporation

By:                                      By:
     --------------------------------        ------------------------------

Jeffrey D. Silverman, its President      Jay B. Shipowitz, its President and COO

CHECK CASHIERS OF CALIFORNIA, INC.,
a California corporation

By:
     --------------------------------
Jeffrey D. Silverman, its President

CORPUS CHRISTI CHECK CASHIERS, INC.,
a Texas corporation

By:
     ---------------------------------
Jeffrey D. Silverman, its President

U.S. MONEY ORDER COMPANY, INC.,
a California corporation

By:
     ---------------------------------
Jeffrey D. Silverman, its President

VALLEY CHECK CASHIERS, INC.,
a Texas corporation

By:
     ---------------------------------
Jeffrey D. Silverman, its President

SHAREHOLDER:

By:
     ---------------------------------
Morris Silverman


By:
     ---------------------------------
Jeffrey D. Silverman